UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number of issuing entity: 333-139817-12



  GS Mortgage Securities Corp.
  (Exact name of registrant as specified in its charter)



    GS Mortgage Securities Corp.
    85 Broad Street
    New York, New York 10004
    (212) 902-1000



    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

  GSR Mortgage Loan Trust 2007-AR2,
  Mortgage Pass-Through Certificates, Series 2007-AR2


  1A1

  1A2

  2A1

  2A2

  3A1

  3A2

  4A1

  4A2

  5A1A

  5A1B

  5A2

  6A1

  6A2

  B1

  B2

  B3

  R

  RC

  (Title of each class of securities covered by this Form)

    None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)            / /

    Rule 12g-4(a)(1)(ii)           / /

    Rule 12g-4(a)(2)(i)            / /

    Rule 12g-4(a)(2)(ii)           / /

    Rule 12h-3(b)(1)(i)            / /

    Rule 12h-3(b)(1)(ii)           / /

    Rule 12h-3(b)(2)(i)            / /

    Rule 12h-3(b)(2)(ii)           / /

    Rule 15d-6                     /X/


  Approximate number of holders of record as of the certification or notice date:
                        40


  Pursuant to the requirements of the Securities Exchange Act of 1934,

    GS Mortgage Securities Corp.

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: January 29, 2008
  By: /s/ Elisabeth A. Brewster
  Elisabeth A. Brewster, Vice President




  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.